UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (As Permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

INSIGNIA SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☐	No fee required

☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

212 Third Avenue N, Suite 356, Minneapolis, MN 55401

SUPPLEMENT TO PROXY STATEMENT

FOR 2023 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 27, 2023

This proxy statement supplement dated July 25, 2023, supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of Insignia Systems, Inc. (the “Company”) that was filed with the U.S. Securities and Exchange Commission (the ‘SEC”) on June 26, 2023, relating to the Company’s 2023 Annual Meeting of Shareholders (the “Annual Meeting”).

Except as set forth in this supplement, all information set forth in the Proxy Statement and other additional soliciting material filed by the Company with the SEC continues to apply and should be considered in voting your shares.

Engagement of Proxy Solicitor

Subsequent to the filing of the Proxy Statement, the Company engaged Alliance Advisors, LLC (“Alliance”) to assist in the solicitation of proxies, including proxy process-related advice and informational support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $10,000 in total. If shareholders need assistance with casting or changing their vote, or would like more information about the proposals to be considered at the Annual Meeting, then they should contact Alliance at 844-866-9427.

Reminder to Vote Your Shares

Your vote is extremely important no matter how many shares you hold. Several of the proposals for consideration at the Annual Meeting require the affirmative vote of a majority of the voting power of the shares issued and outstanding on the record date and entitled to vote. It is therefore critical that your votes be represented at the Annual Meeting.

Under applicable rules, your bank, broker or other nominee may not vote on non-routine proposals without specific instructions from you. If you are a beneficial owner and you hold your shares through a broker or nominee, please make sure that you have instructed your broker or nominee how you would like to vote your shares on all of the proposals to be considered at the Annual Meeting. Otherwise, your shares will be recorded as a broker non-vote that will count AGAINST certain non-routine proposals, including the approval of the Asset Sale (as defined and further described in the Proxy Statement).

Important Information

The Company has filed the Proxy Statement with the SEC and has furnished to its shareholders the Proxy Statement in connection with the solicitation of proxies for the Annual Meeting. The Company advises its shareholders to read the Proxy Statement, as amended and supplemented, because it contains important information. Shareholders may obtain a free copy of the Proxy Statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov.

Important Notice Regarding Availability of Proxy Materials for the

Annual Meeting of Shareholders to be held on July 27, 2023:

The Proxy Statement, this supplement, and our Annual Report on Form 10-K for the year ended December 31, 2022, are available free of charge at: https://materials.proxyvote.com/45765Y.

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